Exhibit 99.1

My Size Provides Business Update for the Third Quarter of 2020

Airport City, Israel, November 12, 2020 – My Size, Inc. (the “Company” or “My Size”) (NASDAQ: MYSZ) (TASE: MYSZ), the developer and creator of smartphone measurement solutions, today provided a business update for the third quarter ended September 30, 2020. A copy of the Company’s quarterly report on Form 10-Q for the third quarter ended September 30, 2020 has been filed with the Securities and Exchange Commission and posted on the Company’s website at https://ir.mysizeid.com.

Recent Highlights

●	Revenue for the third quarter of 2020 increased to $88,000 versus $6,000 for the same period last year.

●	Integrated and launched MySizeID widget for NOCTURNE, a European women’s apparel brand that designs, manufactures, distributes, and sells ready to wear apparel

●	Integrated MysizeID into e-Commerce platform of Tricorp, a leading European workwear supplier

●	Launched custom clothing made-to-measure feature for MySizeID

Ronen Luzon, CEO of My Size, Inc., stated, “We are pleased to report an increase in revenue for the third quarter ended September 30, 2020, compared to the same period last year. The increase in revenues during the third quarter was due in part to increased retailer adoption of MySizeID, our turnkey solution that helps consumers choose their appropriate size and fit while shopping online, which, in turn, reduces the retailers’ returns and improves their bottom line.”

“One of our global retailers, Penti, is a great use case example for the value proposition that MySizeID is currently offering to retailers:

●	Penti reported apparel sales among customers using MySizeID were 3X higher that those customers that did not utilize MySizeID over a three-month period from March to May 2020

●	Penti also reported returns were reduced by approximately 50% for customers using MySizeID during the same three-month period

We believe these results further validate our technology and its effectiveness in reducing returns and increasing revenue for retailers.”

“During the quarter, we integrated the MySizeID widget for NOCTURNE, a European women’s apparel brand that designs, manufactures, distributes, and sells ready to wear apparel, as well as TriCorp, a leading European workwear supplier. Both retailers view MySizeID as a significant value proposition, as MySizeID improves retailers’ revenues, lowers their operating costs, while improving the consumer’s shopping experience and enhancing sustainability. We also announced that we launched a Made-to-Measure (M2M) feature, which allows retailers to receive customers’ body measurements instead of a size, in order to make custom-made clothing. We believe the future of the retail industry is headed towards made-to-measure fashion and our goal is to be at the forefront of innovation. Our initial pilots using the M2M feature with several retailers has been encouraging and we look forward to rolling out this feature with additional retailers.”

“We are operating in a challenging environment as the heavily hit retail industry is reeling from the effects of COVID-19 and despite our progress over the past year, this has slowed our market penetration. Based on current estimates, we believe that we will reach at least 10 million size recommendations over the course of 2020. Nevertheless, we believe these impacts are temporary, and we remain optimistic about our growth strategy for next year, as we build our sales pipeline, add leading retailers and pursue new international markets for both MySizeID and BoxSize.”

For the latest news coverage, please follow the Company on Facebook, LinkedIn, Instagram and Twitter.

About My Size, Inc.

My Size, Inc. (TASE: MYSZ) (NASDAQ: MYSZ) has developed a unique measurement technology based on sophisticated algorithms and cutting-edge technology with broad applications including the apparel, e-commerce, DIY, shipping and parcel delivery industries. This proprietary measurement technology is driven by several algorithms which are able to calculate and record measurements in a variety of novel ways. To learn more about My Size, please visit our website: www.mysizeid.com. We routinely post information that may be important to investors in the Investor Relations section of our website. Follow us on Facebook, LinkedIn, Instagram and Twitter.

Please click here for a demonstration of how MySizeID provides a full sizing solution for the retail industry.

Own a fashion store and want to increase sales as well? Click here

Please click here to download MySizeID for iOS.

Please click here to download MySizeID for Android.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results to differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

U.S. Press Contact:

Strauss Communications

joel@strausscomms.com

www.strausscomms.com

IR Contact:

Crescendo Communications, LLC
Tel: +1 212-671-1020

Email: MYSZ@crescendo-ir.com